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Exhibit 4.3

        THIS FIRST SUPPLEMENTAL INDENTURE, dated as of August 5, 2004 (this "First Supplemental Indenture"), is by and among Refco Finance Inc., a Delaware corporation, Refco Group Ltd., LLC, a Delaware limited liability company ("Group Ltd."), each of the parties identified as a Subsidiary Guarantor on the signature pages hereto (each, a "Subsidiary Guarantor" and collectively, the "Subsidiary Guarantors") and Wells Fargo Bank, National Association, as trustee (the "Trustee").

W I T N E S S E T H

        WHEREAS, Refco Finance Holdings LLC ("Finance Holdings LLC") and Refco Finance Inc. (together with Finance Holdings LLC, the "Issuers" and each individually, an "Issuer") and the Trustee are parties to an indenture dated as of August 5, 2004 (the "Indenture"), providing for the issuance of the Issuers' 9% Senior Subordinated Notes Due 2012 (the "Securities").

        WHEREAS, Finance Holdings LLC has merged with and into Group Ltd. (the "Merger"), with Group Ltd. being the continuing and surviving entity;

        WHEREAS, as a result of the Merger, Group Ltd. has assumed the obligations of Finance Holdings LLC as an Issuer and the Company under the Indenture and the Securities, including those for the full and punctual payment of principal of and interest on the Securities, and by executing this First Supplemental Indenture is expressly assuming those obligations;

        WHEREAS, pursuant to Section 4.11 of the Indenture, Group Ltd. is required to cause each Subsidiary Guarantor to execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Subsidiary Guarantor shall guarantee the Issuers' payment of the Securities on the terms and conditions set forth in the Indenture; and

        WHEREAS, pursuant to Section 9.01 of the Indenture, Refco Finance Inc., Group Ltd., the Subsidiary Guarantors and the Trustee are authorized to execute and deliver this First Supplemental Indenture.

        NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

        1.    Capitalized Terms.    Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

        2.    Assumption by Group Ltd.    Group Ltd. hereby assumes Finance Holdings LLC's obligations as an Issuer and the Company under the Indenture and the Securities, including those for the full and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption, by required repurchase or otherwise. Group Ltd. is hereby substituted for, and may exercise every right and power of, Finance Holdings LLC under the Indenture with the same effect as if Group Ltd. had been named as an Issuer or the Company in the Indenture, and Group Ltd. is a successor of Finance Holdings LLC under the Indenture and all references to the Company under the Indenture shall be references to Group Ltd. and all references to Subsidiaries of the Company under the Indenture shall be references to Subsidiaries of Group Ltd.

        3.    Notation on Securities.    Securities authenticated and delivered after the date hereof may bear the following notation, which may be stamped or imprinted thereon:

          "In connection with the merger of Refco Finance Holdings LLC with and into Refco Group Ltd., LLC and pursuant to the First Supplemental Indenture dated as of August 5,2004, Refco Group Ltd., LLC has expressly assumed Refco Finance Holdings LLC's obligations as an Issuer and the Company under the Indenture and the Securities, including those for the full and punctual payment of principal of and interest on this Security."

        4.    Agreements to Become Guarantors.    Each Subsidiary Guarantor hereby (a) guarantees on the terms and subject to the conditions set forth in Article 11 of the Indenture, jointly and severally, to each Holder and to the Trustee and its successors and assigns the full and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption, by required repurchase or otherwise, and all other monetary obligations of the Issuers under the Indenture and the Securities and the full and punctual performance within all applicable grace periods of all other obligations of the Issuers under the Indenture and the Securities, (b) subordinates such guarantee to the extent and in the manner provided in Article 12 of the Indenture and (c) agrees to be bound by all other provisions of the Indenture and the Securities applicable to a "Subsidiary Guarantor" thereunder.

        5.    Ratification of Indenture; Supplemental Indenture Part of Indenture.    Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

        6.    Notices.    For purposes of Section 13.02 of the Indenture, the address for notices to Group Ltd. and each of the Subsidiary Guarantors shall be:

    Refco Group Ltd., LLC
    One World Financial Center
    200 Liberty Street, Tower A
    New York, NY 10281
    Attention: Robert C. Trosten

        7.    Governing Law.    This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

        8.    Counterparts.    The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

        9.    Effect of Headings.    The section headings herein are for convenience only and shall not affect the construction hereof.

        10.    The Trustee.    The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Refco Finance Inc., Group Ltd. and the Subsidiary Guarantors.

        IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

REFCO FINANCE INC.,
By	/s/ SCOTT JAECKEL
Name: Scott Jaeckel
Title: Treasurer
REFCO GROUP LTD., LLC,
By:	/s/ PHILIP SILVERMAN
Name: Philip Silverman
Title: Secretary

BERSEC INTERNATIONAL LLC,
KROECK & ASSOCIATES LLC,
LIND-WALDOCK SECURITIES, LLC,
MARKET EDUCATIONAL INSTITUTE, LLC,
MARSHALL METALS, LLC,
REFCO ADMINISTRATION, LLC,
REFCO CAPITAL HOLDINGS, LLC,
REFCO CAPITAL MANAGEMENT, LLC,
REFCO CAPITAL TRADING LLC,
REFCO CAPITAL LLC,
REFCO F/X ASSOCIATES, LLC,
REFCO FINANCIAL, LLC,
REFCO FIXED ASSETS MANAGEMENT, LLC,
REFCO GLOBAL CAPITAL MANAGEMENT LLC,
REFCO GLOBAL FUTURES, LLC,
REFCO GLOBAL HOLDINGS, LLC,
REFCO INFORMATION SERVICES, LLC,
REFCO MANAGED FUTURES, LLC,
REFCO MORTGAGE SECURITIES, LLC,
REFCO REGULATED COMPANIES, LLC,
SUMMIT MANAGEMENT, (NEWCO) LLC,
WESTMINSTER-REFCO MANAGEMENT LLC,
each as a Subsidiary Guarantor,
By:	/s/ PHILIP SILVERMAN
Name: Philip Silverman
Title: Secretary
WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Trustee,
By	/s/ JOSEPH P. O'DONNELL
Name: Joseph P. O'Donnell
Title: Assistant Vice President

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  Exhibit 4.3
W I T N E S S E T H